Exhibit 8.1
29 July 2020

IBEX Limited
Crawford House
50 Cedar Avenue
Hamilton HM11
Bermuda

Dear Sirs,

IBEX Limited

We have acted as special legal counsel in Bermuda to IBEX Limited (the “Company”) in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 29 July 2020 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to 5,476,190 of the Company’s common shares, par value US$0.000111650536 each (“Common Shares”), at a price of between $20 and $22 per Common Share.

3,571,429 of the Common Shares are being offered by the Company to the public by way of an initial public offering (“IPO”), together with the sale by the Company’s majority shareholder, The Resource Group International Limited (“TRG”), of an aggregate of 1,190,476 Common Shares and an additional 714,825 Common Shares which are being offered for sale by TRG pursuant to a 30-day option granted to the underwriters, Citigroup Global Markets Inc., RBC Capital Markets LLC, Robert W. Baird & Co. Incorporated, SunTrust Robinson Humphrey, Inc. and Piper Sandler & Co.

Documents Reviewed

1.	For the purpose of giving this opinion, we have reviewed the following documents:

1.1          the Registration Statement;

1.2	the following constitutional documents (together the “Constitutional Documents”):

(a)
the certificate of incorporation of the Company dated 28 February 2017, certificate of incorporation of change of name dated 9 October 2017 (effective 15 September 2017) and certificate of incorporation of change of name dated 8 October 2019 (effective 11 September 2020);

(b)	the memorandum of association of the Company dated 28 February 2017;

(c)
the amended and restated bye-laws of the Company adopted on 21 December 2018 and certificates of designation in respect of Series A Convertible Preferred Shares, Series B Convertible Preferred Shares and Series C Convertible Preferred Shares each dated 21 December 2018;

(d)	the amended and restated bye-laws of the Company to be adopted on the date the IPO becomes effective and which are attached as an exhibit to the Registration Statement (the “IPO Bye-laws”);

(e)	a shareholders’ agreement made between the Company and TRG dated 15 September 2017;

1.3	the following resolutions (together the “Resolutions”):

(a)	a copy of the minutes of a meeting of the board of directors of the Company held on 21 July 2020 relating to the approval of the IPO and matters connected therewith;

(b)	a copy of a written resolution of the directors of the Company dated 23 July 2020 approving the IPO Bye-laws and certain other matters connected to the IPO;

(c)	a copy of a written resolution of the members of the Company dated 23 July 2020 approving the IPO Bye-laws; and

(d)	a copy of the written consent of TRG dated 10 July 2020.

1.4
a Certificate of Tax Assurance in respect of the Company (under its former name of Forward March Limited) issued by the Registrar of Companies on behalf of the Minister of Finance dated 28 February 2017; and

1.5	such other documents as we have deemed necessary in order to render the opinions given below.

Assumptions

2.          We have assumed for the purposes of this opinion:

2.1	the genuineness and authenticity of all signatures on all documents which we have examined;

2.2
the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents produced to us as copies of such documents and the conformity to authentic original documents of all documents and other documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.3
that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.4	the accuracy and completeness of all factual representations contained in the Registration Statement and other documents reviewed by us;

2.5	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; and

2.7
that the resolutions set forth in the Resolutions are in full force and effect, have not been rescinded and that there is no matter affecting the authority of the directors to effect the transactions approved therein, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

3.
Based upon and subject to the foregoing, and further subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the statements under the caption “Material U.S and Bermuda Income Tax Consequences – Bermuda Tax Consequences” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.

Reservations

4.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

ASW Law Limited